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Exhibit 99.1

Peabody Energy (NYSE: BTU) Announces Pricing of $250 Million of 5-7/8% 12-Year Senior Notes

ST. LOUIS, March 12 /PRNewswire-Firstcall/ — Peabody Energy today announced the pricing of an offering of $250 million of 5-7/8% 12-year senior notes due 2016 under its universal shelf registration statement that has been declared effective by the U.S. Securities and Exchange Commission. The underwriters expect to deliver the notes on March 23, 2004. Morgan Stanley & Co. Incorporated and Credit Suisse First Boston are serving as joint book- running managers for the senior notes offering.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2003 sales of 203 million tons and $2.8 billion in revenues. Its coal products fuel approximately 9.8 percent of all U.S. electricity generation and nearly 2.5 percent of worldwide electricity generation.

A copy of the prospectus supplement may be obtained by requesting a copy from Morgan Stanley; Attention: Prospectus Department; 1585 Broadway; New York, NY 10036; Telephone (212) 761-6775. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

CONTACT: Vic Svec

(314) 342-7768

SOURCE Peabody Energy